POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Zagorski, John Rego and Aaron Saltz, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Zagorski	Chief Executive Officer, Director	March 2, 2018
Mark Zagorski	(Principal Executive Officer)

/s/ John Rego	Chief Financial Officer	March 2, 2018
John Rego	(Principal Accounting and Financial Officer)

/s/ Paul Caine	Director	March 2, 2018
Paul Caine

/s/ Rachel Lam	Director	March 2, 2018
Rachel Lam

/s/ Warren Lee	Director	March 2, 2018
Warren Lee

/s/ James Rossman	Director	March 2, 2018
James Rossman

/s/ Robert Schechter	Director	March 2, 2018
Robert Schechter

/s/ Kevin Thompson	Director	March 2, 2018
Kevin Thompson